COLE CREDIT PROPERTY TRUST III, INC.

SUPPLEMENT NO. 5 DATED JANUARY 20, 2009

TO THE PROSPECTUS DATED OCTOBER 15, 2008

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated October 15, 2008, Supplement No. 1 dated October 31, 2008, Supplement No. 2 dated November 19, 2008, Supplement No. 3 dated December 12, 2008 and Supplement No. 4 dated January 6, 2009. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares in Cole Credit Property Trust III, Inc.;

(2)	recent real property investments; and

(3)	a modified form of Subscription Agreement.

Status of Our Public Offering

We commenced our initial public offering of 250,000,000 shares of common stock on October 1, 2008. Of these shares, we are offering 230,000,000 shares in a primary offering and have reserved and are offering 20,000,000 shares pursuant to our distribution reinvestment plan. As of January 16, 2009, we had accepted investors’ subscriptions for, and issued, 895,988 shares of our common stock in the offering, resulting in gross proceeds of $8,948,532. We have a special escrow account for subscriptions from residents of Pennsylvania. The conditions of that special escrow account have not been satisfied as of the date of this supplement and, therefore, we have not accepted subscriptions from residents of Pennsylvania.

We will offer shares of our common stock pursuant to the offering until October 1, 2010, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by October 1, 2010, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Real Property Investments

The following information supplements, and should be read in conjunction with, the table in the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 8 of the prospectus:

Description of Real Estate Investments

As of January 20, 2009, we owned six properties, comprising approximately 273,000 gross rentable square feet of commercial space located in five states. Properties acquired between January 6, 2009, the date of our last prospectus supplement, and January 20, 2009, are listed below.

Property Description	Type	Tenant	Rentable Square Feet	Purchase Price
Walgreens – Fredericksburg, VA	Drugstore	Walgreen Co.	14,820	$7,289,273
Kohl’s – Burnsville, MN	Department Store	Kohl’s Department Stores, Inc.	101,346	10,345,000
Sam’s Club – Hoover, AL	Warehouse Club	Wal-Mart Real Estate Business Trust	115,347	12,300,000
			231,513	$29,934,273

The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 98 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in income-generating retail, office and distribution properties, net leased to investment grade and other creditworthy tenants.

As of January 20, 2009, we, through separate wholly-owned limited liability companies, owned a 100% fee simple interest in six properties consisting of approximately 273,000 gross rentable square feet of commercial space located in five states. The properties generally were acquired through the use of loans and proceeds from our ongoing public offering of our common stock.

The following table summarizes properties acquired between January 6, 2009, the date of our last prospectus supplement, and January 20, 2009 in order of acquisition date:

Property Description	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)	Initial Yield (2)	Physical Occupancy
Walgreens – Fredericksburg, VA (3)	January 9, 2009	2008	$7,289,273	$145,774	7.05%	100%
Kohl’s – Burnsville, MN (4)	January 9, 2009	1991	10,345,000	206,900	7.75%	100%
Sam’s Club – Hoover, AL (5)	January 15, 2009	2000	12,300,000	246,000	7.28%	100%
			$29,934,273	$598,674

(1)

Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for finance coordination fees for services in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable. For more detailed information on fees paid to affiliates of our sponsor, see the section captioned “Management Compensation” beginning on page 68 of the prospectus.

(2)	Initial yield is calculated as the annual rental income for the in-place leases at the respective property divided by the property purchase price, exclusive of closing costs and fees paid to sponsor.

(3)

This property was acquired by purchasing 100% of the membership interests in Cole WG Fredericksburg VA, LLC (“WG Fredericksburg”), a Delaware limited liability company, from Series B, LLC (“Series B”), an affiliate of our advisor. WG Fredericksburg owned, as its only asset, a single tenant retail building located in Fredericksburg, VA (the “WG Fredericksburg Property”). A majority of our board of directors, including all of our independent directors, not otherwise interested in the transaction, approved the acquisition as being fair and reasonable to us and that the cost to us was not in excess of the current appraised value of the WG Fredericksburg Property. The cost to us was not in excess of the cost to Series B.

(4)

This property was acquired by purchasing 100% of the membership interests in Cole KO Burnsville MN, LLC (“KO Burnsville”), a Delaware limited liability company, from Series B, Series C, LLC (“Series C”), and Series D, LLC (“Series D”), each an affiliate of our advisor. Series B, Series C and Series D each owned 20%, 70% and 10%, respectively, of the ownership interests in KO Burnsville. KO Burnsville owned, as its only asset, a single tenant retail property located in Burnsville, MN (the “KO Burnsville Property”). A majority of our board of directors, including all of our independent directors, not otherwise interested in the transaction, approved the acquisition as being fair and reasonable to us and that the cost to us was not in excess of the current appraised value of the KO Burnsville Property. The cost to us was not in excess of the individual cost to Series B, Series C and Series D or the aggregate cost to Series B, Series C and Series D.

(5)

This property was acquired by purchasing 100% of the membership interests in Cole SC Hoover AL, LLC (“SC Hoover”), a Delaware limited liability company, from Series D. SC Hoover owned, as its only asset, a single tenant retail building located in Hoover, AL (the “SC Hoover Property”). A majority of our board of directors, including all of our independent directors, not otherwise interested in the transaction, approved the acquisition as being fair and reasonable to us and that the cost to us was not in excess of the current appraised value of the SC Hoover Property. The cost to us was not in excess of the cost to Series D.

The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above:

Property	Number of Tenants	Major Tenants *	Total Square Feet Leased	% of Total Square Feet Leased	Renewal Options**	Current Annual Base Rent	Base Rent per Square Foot	Lease Term***
								Beginning	To
Walgreens – Fredericksburg, VA	1	Walgreen Co.	14,820	100%	10/5 yr.	$513,894	$34.68	1/9/2009	10/31/2033	(1)
Kohl’s – Burnsville, MN	1	Kohl’s Department Stores, Inc.	101,346	100%	4/5 yr.	801,708	7.91	1/9/2009	1/31/2023
Sam’s Club – Hoover, AL	1	Wal-Mart Real Estate Business Trust	115,347	100%	14/5 yr.	895,319	7.76	1/15/2009	1/14/2015
						919,441	7.97	1/15/2015	1/14/2025

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.
**	Represents option renewal period / term of each option.
***	Represents lease term beginning with purchase date.
(1)	Walgreen Co. has the right, at its election, to terminate the lease effective as of the last day of the initial lease term, or effective as of the last day of any month thereafter.

Cole Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above. In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2.0% of gross revenues from our single-tenant properties and (ii) up to 4.0% of gross revenues from our multi-tenant properties. We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.

In connection with the property acquisitions noted above, we incurred the following variable rate loans:

Property	Lender	Variable Rate Loan Amount	Variable Interest Rate	Maturity Date
Walgreens – Fredericksburg, VA	Series B	$6,560,000	3 Month LIBOR + 2.50%	January 8, 2010 (1)
Kohl’s – Burnsville, MN	Series B, Series C, Series D	9,310,000	3 Month LIBOR + 2.50%	January 8, 2010 (2)
Sam’s Club – Hoover, AL	Series D	11,070,000	3 Month LIBOR + 2.50%	January 14, 2010
		$26,940,000

(1)	Series B may accelerate payment of the variable rate loan to March 31, 2009, upon providing 30 days prior written notice to us.
(2)	Series B may accelerate payment of its variable rate loan, of approximately $1.9 million, to March 31, 2009, upon providing 30 days prior written notice to us.

Each of these loans require monthly interest-only payments with the principal balances due on the dates set forth above. The loans may be prepaid at any time without premium or penalty. In the event the loans are not paid off on the maturity date, the loans include default provisions. Upon the occurrence of an event of default, interest on the loans will accrue at an annual default interest rate equal to 4% above the stated interest rate.

Our board of directors, including all of the independent directors, not otherwise interested in the transaction, approved the loans as fair, competitive and commercially reasonable, and determined that their terms were no less favorable to the us than loans between unaffiliated third parties under the same circumstances.

We believe that each of our properties is adequately covered by insurance and we intend to obtain adequate insurance coverage for all future properties that we acquire.

For federal income tax purposes, the depreciable basis in the properties noted above is approximately $23.9 million in total. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 years and the lesser of the useful life or lease term, respectively. The preliminary depreciable basis in the properties noted above is estimated as follows:

Property	Depreciable Tax Basis
Walgreens – Fredericksburg, VA	$5,831,418
Kohl’s – Burnsville, MN	8,276,000
Sam’s Club – Hoover, AL	9,840,000
$23,947,418

APPENDIX B

COLE CREDIT PROPERTY TRUST III, INC.	For Prospectus dated October 15, 2008
Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust III, Inc. Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.

A – INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)
1.	This subscription is in the amount of	$	and is an	☐	Initial Subscription	or	☐	Additional Subscription
		☐	Check if amount is estimated		(minimum $2,500)			(Minimum $1,000)
2.	Payment will be made with	☐	Enclosed check ☐	Funds Wired	☐	Funds to Follow
	☐				EMPLOYEE OR AFFILIATE
	☐				REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.
☐

RIA (check only if subscription is made through an RIA administered account that has a “wrap” fee or some other fixed billing arrangement. The RIA must be affiliated with a FINRA licensed broker-dealer and the IAR must be properly listed as an agent of the RIA. RIAs not affiliated with a FINRA licensed broker-dealer are not allowed to participate in this offering. The IAR must confirm with the broker-dealer that these are acceptable assets to be held in an RIA program. )

B – TYPE OF OWNERSHIP			☐	Corporate Ownership (authorized signature and corporate resolution required)
			☐	Partnership Ownership (authorized signature and partnership paperwork required)
1a.	NON-QUALIFIED OWNERSHIP		☐	LLC Ownership (authorized signature and LLC paperwork required)
(make check payable to: CCPT III)			☐	Pension or Profit Sharing Plan (authorized signature and paperwork required)
				☐	Taxable	☐	Exempt under §501A
☐	Individual Ownership (one signature required)		☐	Trust (trustee or grantor signatures and trust documents required)
☐	Joint Tenants with Right of Survivorship (all parties must sign)			Type: (Specify, i.e., Family, Living Revocable, etc.)
☐	Community Property (all parties must sign)			☐	Taxable	☐	Grantor A or B
☐	Tenants-in-Common (all parties must sign)		1b. Name of Ownership: (only applies for Trust, Corporation, LLC, Partnership or Pension)
☐	Transfer on Death (Fill out TOD Form to effect designation)
☐	Uniform Gifts to Minors Act or Uniform Transfers to Minors Act (UGMA/UTMA custodian signature required)		Name of Trust/Other Administrator
	State of	A Custodian for
☐	Other (specify)		Tax ID# (if applicable)				Date Established

2. QUALIFIED OWNERSHIP (make check payable to the custodian and send ALL paperwork directly to the custodian.)
☐	Traditional IRA (custodian signature required)	CUSTODIAN INFORMATION
☐	Roth IRA (custodian signature required)	Name
☐	Simplified Employee Pension/Trust (S.E.P.) (custodian signature required)	Mailing Address
☐	Pension or Profit Sharing Plan (custodian signature required)	City	State	Zip
☐	Taxable	☐	Exempt under §501A	Phone
☐	Non-Qualified Custodian (custodian signature required)	Account #
☐	Other (specify)	Tax ID # (provided by custodian)
☐	This is a National Financial Service (NFS) Non-Qualified Custodial Account

C – INVESTOR INFORMATION (or Trustees if applicable)
1.	Investor Name			Co-Investor Name (if applicable)

	Mailing Address			Mailing Address
	City	State	Zip	City	State	Zip
	Phone	Business Phone		Phone	Business Phone
	Email Address			Email Address
	Social Security or Taxpayer ID #			Social Security or Taxpayer ID #
	Date of Birth			Date of Birth
Street Address (if different from mailing address or mailing address is a PO Box)

	City	State	Zip

1.	Interested Party (Optional)	If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party, please complete the following.
	Name of Interested Party			Name of Firm
	Mailing Address			Phone
	City	State	Zip	Fax
Email Address

© 2009 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

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D – DISTRIBUTION OPTIONS (will default to address of record or IRA if nothing is marked)
1. NON-QUALIFIED OWNERSHIP ACCOUNTS
☐	Mail to address of Record
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.
☐	Distributions directed to:	☐ Via Mail (complete information below)	☐ Via Electronic Deposit (ACH – complete information below)

Name of Bank or Individual			☐ Checking (Include voided check)	☐ Savings	☐ Brokerage
Mailing Address			Bank ABA# (for ACH only)
City	State	Zip	Account # (must be filled in)

2. QUALIFIED OWNERSHIP ACCOUNTS
☐	Mail to Custodial Account
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.

I (we) hereby authorize Cole Credit Property Trust III, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled to receive until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

Investor’s Signature			Co-Investor’s Signature

E – INVESTOR(S) SIGNATURES: (Investor(s) must initial sections 1-4.)
I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:

	1.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.

2.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles of at least $250,000, or that I (we) meet the specific requirements of my (our) state of residence as set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the specific requirements must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for purchase of the shares.

3.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

	4.	I acknowledge that the shares are not liquid.

	5.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.

6.

For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.

7.

For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

	8.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.

	9.	For residents of Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Date		Investor’s Signature

Co-Investor’s Signature		Custodian Signature

© 2009 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

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F – BROKER/DEALER & REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)
1. Name of Registered Representative			2. Name of Broker/Dealer
Mailing Address			Broker/Dealer ID #
City	State	Zip	Rep ID#
Phone			Broker/Dealer Address
Email Address			City	State	Zip
			Have You Changed Broker/Dealers (since last purchase)?		☐ Yes	☐ No

Signature			Signature
(if applicable)

ELECTRONIC DELIVERY (OPTIONAL)

Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust III, Inc. If you would like to consent to electronic deliver, including pursuant to CD-ROM or electronic mail please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communications to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

Signature	Date	Email

© 2009 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

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